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                                                                     EXHIBIT 2.5



                              SHARED USE AGREEMENT

         This Shared Use Agreement (this "Agreement"), dated for reference purposes only as of May 7, 1997, is entered into by and between VARIAN ASSOCIATES, INC., a Delaware corporation ("Seller"), acting on behalf of itself and its subsidiaries, and NOVELLUS SYSTEMS, INC., a California corporation ("Buyer"), acting on behalf of itself and its subsidiaries, and shall be effective as of the Closing Date (as defined in Section 2.6.1. of the Asset Purchase Agreement dated as of May 7, 1997 (the "Asset Purchase Agreement"), by and between Seller and Buyer). If the Asset Purchase Agreement shall terminate pursuant to Section 12 thereof, this Agreement shall terminate concurrently with the termination of the Asset Purchase Agreement. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Asset Purchase Agreement.

                                   WITNESSETH

         A. Pursuant to the Asset Purchase Agreement, Seller has agreed to sell the Assets and the Business to Buyer.

         B. The Assets may include the use of certain space (collectively, the "TFS Space"), which is located in space leased or owned by Seller or its subsidiaries (collectively, the "Seller Offices").

         C. Seller and Buyer desire that Buyer should have the right to continue to use the TFS Space in accordance with the terms and conditions of this Agreement.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1. Right to Use. (a) Subject to the receipt by Seller of the TFS Payments (as defined below) as and when due, Seller hereby agrees that during the period from the Closing Date until Seller ceases leasing or owning any TFS Space (except as provided below with respect to TFS Space located in Building 4a or Building 7 in Palo Alto, California (the "Palo Alto Property"))(in each instance, the "Use Period"), Buyer shall have the right to continue using such TFS Space to the same extent and for the same purposes that the Business used such TFS Space as of the Closing Date. Provided, however, that, after the Closing Date, Buyer shall be responsible for compliance with all Environmental Laws applicable to its operations in such TFS Space and Seller shall have no obligation to accept, treat or otherwise handle any Hazardous
Materials generated or used by Buyer. On or before the Closing Date, Seller shall deliver to Buyer a schedule specifying the locations and square footage of the TFS Space.

         (b) Notwithstanding that Seller may continue to lease or own the Palo Alto Property for a shorter or longer period, Buyer's right to continue to use the Palo Alto Property shall be not less than 12 months and shall terminate not later than 12 months after the Closing Date (the "End Date"); provided, however, that Buyer shall have the right to continue to use the TFS Space in Building 7 for 12 months beyond the End Date if, prior to the End Date, Buyer completes
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the construction, at Buyer's expense, of a separate entrance to the TFS Space in Building 7 that is reasonably acceptable to Seller and sufficient for the use of the TFS Space in Building 7.

         2. Payments. Buyer hereby agrees to pay to Seller, at such location or locations as Seller may from time to time designate in writing, on the first day of each calendar month during the Use Period an amount calculated on the same basis as costs were allocated to the Business as of the Closing Date or based upon the percentage of the square feet in each Seller Office occupied by the TFS Space located therein (the "TFS Payments"), whichever is greater; provided that (i) the TFS Payment due the first month after the Closing Date shall include a payment prorated based on the number of days (including the Closing Date) remaining in the month from and including the Closing Date, and (ii) the last TFS Payment due shall be prorated based on the number of days remaining in the last month of the Use Period. On or before the Closing Date, Seller shall deliver to Buyer a schedule specifying the estimated monthly TFS Payments calculated in accordance with the above.

         3. No Obligation to Continue Use. Seller shall have no obligation to continue leasing, occupying, owning, or using any or all of the Seller Offices. Subject to Section 4 below, Seller may elect, in its sole discretion, to terminate its lease of, or ownership of, or cease occupying or using, any Seller Office at any time, whether or not Seller's occupancy agreement or lease with respect to any Seller Office has terminated or any option periods or renewal or other rights remain with respect to any Seller Office. Buyer may, from time to time, vacate any or all of the TFS Space upon thirty (30) days prior written notice to Seller, and shall thereafter have no obligation to pay TFS Payments with respect to such vacated TFS Space. Buyer shall have no right to re-occupy any TFS Space that it has vacated.

         4. Right of First Refusal. In the event Seller elects to discontinue leasing or occupying any Seller Office, Seller shall give Buyer notice of such election concurrently with any notice that Seller delivers to the owner of such Seller Office. Buyer shall have a right of first refusal with respect to obtaining an assignment of the lease, sublease or occupancy agreement to Buyer, to the extent such assignment is permitted under the lease, sublease or occupancy agreement, and applicable law, provided that Buyer shall not be required to pay any amounts to Seller, as consideration or otherwise, for such assignment, subject to the condition that Seller shall be released from all then unaccrued obligations under the lease, sublease or occupancy agreement. In the event Seller elects to sell a Seller Office owned by Seller, Seller shall give forty-five (45) days notice to Buyer of such election, which shall include the terms offered to prospective purchasers of the Seller Office. Buyer shall have a right of first refusal to purchase the Seller Office on the same terms as offered to a prospective purchaser, to the extent such purchase by Buyer is permitted under applicable law, and provided that Buyer notifies Seller of such intent, in writing, within such forty-five (45) day period. Notwithstanding the foregoing, the rights of first refusal granted to Buyer in this Section 4 shall be subject to any other rights of first refusal previously granted by Seller. The provisions of this Section 4 shall not apply to the Palo Alto Property.

         5. Further Assurances. Each party hereto agrees to cooperate fully with the other and to execute such further instruments, documents, and agreements, to give such further written assurances as may be reasonably requested by the other to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement, including, without limitation, to obtain any necessary or appropriate





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consents from landlords or property owners of any Seller Office or TFS Space, or to execute separate subleases or new leases with respect to any TFS Space if required by law or contractual obligation or if beneficial (for both parties) for tax and accounting purposes.

         6. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective heirs, legal representatives, successors and assigns of the parties hereto. The words "Seller" and "Buyer," wherever used herein, shall include the persons and entities named herein and designated as such and their respective heirs, legal representatives, successors, and assigns.

         7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into by and wholly performed in the State of California by California residents.

         8. ARBITRATION OF DISPUTES. Any dispute, controversy, or claim between the parties relating to, arising out of, or in connection with this Agreement (or any subsequent agreements or amendments thereto), including as to its existence, enforceability, validity, interpretation, performance, breach or damages, including claims in tort, whether arising before or after the termination of this Agreement, shall be settled in accordance with Section 13.8 of the Asset Purchase Agreement.

"NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE 'ARBITRATION OF DISPUTES' PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL. UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE 'ARBITRATION OF DISPUTES' PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY." "WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT THE MATTERS INCLUDED IN THE 'ARBITRATION OF DISPUTES' PROVISIONS TO NEUTRAL ARBITRATION".

                                       Seller  [SIG]
                                              -----------------------
                                       Buyer:  [SIG]
                                              -----------------------

         9. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be a valid and binding original, but all of which together shall constitute one and the same instrument. The signature page and acknowledgment of any counterpart may be removed therefrom and attached to any other counterpart to evidence execution thereof by all of the parties hereto without affecting the validity thereof.





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         10.  Attorney's Fees. If any action is brought to enforce or interpret the provisions of this Agreement, the prevailing party in such action shall be awarded its attorneys' fees and costs incurred. "Prevailing party" shall be as defined in California statutory law.

         11. Entire Agreement, Miscellaneous. This Agreement expresses the full and complete understanding of the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous proposals, agreements, representations and understandings, whether written or oral, with respect to the subject matter. This Agreement may not be amended or modified except in writing signed by each of the parties to the Agreement. This Agreement shall be construed as to its fair meaning and not strictly for or against either party. The headings hereof are descriptive only and not to be construed in interpreting the provisions hereof.

         IN WITNESS WHEREOF, the parties hereto have executed and entered into this Agreement as of the date first above written.

                                       Seller:

                                       VARIAN ASSOCIATES, INC.

                                       By: /s/ [SIG]
                                          -----------------------------
                                       name:    Robert A. Lemos
                                       Title:   Vice President, Finance and
                                                Chief Financial Officer

                                       Buyer:

                                       NOVELLUS SYSTEMS, INC.

                                       By: /s/ [SIG]
                                          ------------------------------
                                       Name: John Chenault
                                       Title: Executive Vice President,
                                              Operations





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